SunTrust Mortgage, Inc.
Post Office Box 26149
Richmond, VA 23260-6149
1-800-634-7928

SUN TRUST (LOGO)

MTG PRTNRSHP FINANCE CORP
C/O NORWEST BANK, MINN NA
11000 BROKEN LAND PARKWAY
COLUMBIA, MD. 21044
ATN: LN ACCTING DEPT.
RE:ANNUAL SERVICING CERTIFICATION

In connection with the loans serviced by SunTrust Mortgage Inc. for MTG PRTNRSHP FINANCE CORP, I, the undersigned officer, hereby certify the following as of December 31, 1999:

* All real estate taxes, special assessments and any charges that may become a lien upon the property and which became due in the last calendar year have been paid. This also includes verification of payment with taxing authorities for non-impound accounts.

* For those loans with escrow/impound accounts for the payment of taxes and insurance, sufficient amounts are being collected monthly to provide for payment of future amounts due.

* All FHA insurance premiums or private mortgage insurance premiums, if applicable, have been paid and such coverage is in full force and effect.

* All properties are adequately insured against casualty loss and, if applicable, flood loss and we are in possession of the original hazard insurance and flood insurance policies.

* Fidelity Bond coverage of $100,000,000 and Errors and Omissions coverage of $28,500,000 is adequate and in place and the applicable premiums have been paid.

* All interest and/or monthly payment adjustments for ARM and GPM loans have been made in accordance with the mortgage terms. Timely and proper notice of such changes was provided to the mortgagor.

* All property inspections have been completed according to the provisions of our Servicing Agreement, if applicable.

* The P&I custodial account and any clearing accounts are maintained in a depository institution the deposits of which are insured by the Bank Insurance Fund. The depository institution meets or exceeds the most recent financial rating requirements set forth by FNMA.

*    We have complied with all other provisions of the Servicing Agreement.

* We are in compliance with IRS requirements and all federal, state, and local laws for reporting the receipt of interest, payment of fees, or acquisition of properties.

* To the best of my knowledge and upon reasonable investigation, the servicing of the Mortgage Loans during the preceding year has been conducted in compliance with all other provisions of the Servicing
     Agreement(s)/Purchase and Sale Agreement(s) barring such exceptions as listed. Any exceptions to this certification are listed on an attachment along with explanations concerning their completion. If none are listed, it should be considered that there are no exceptions.


BY:  Deborah D. Mobley
     (signature)


    DATE: March 23,2000

    Deborah D. Mobley, VP
    (name and title)